AGREEMENT BY AND BETWEEN
Severn Savings Bank, FSB
Annapolis, MD
and
The Comptroller of the Currency

Severn Savings Bank, FSB ("Association") and the Comptroller of the Currency of the United States of America ("Comptroller") wish to protect the interests of the depositors, other customers, and shareholders of the Association, and, toward that end, wish the Association to operate safely and soundly and in accordance with all applicable laws, rules and regulations.
The Comptroller, through his authorized representative, has examined the Association and his findings are contained in the Report of Examination ("ROE") for the examination that commenced on October 1, 2012. The Comptroller has found unsafe or unsound banking practices relating to asset quality, management, and credit risk management.
In consideration of the above premises, it is agreed, between the Association, by and through its duly elected and acting Board of Directors ("Board"), and the Comptroller, through his authorized representative, that the Association shall operate at all times in compliance with the articles of this Agreement, which supersedes and terminates the Supervisory Agreement entered into between the Office of Thrift Supervision ("OTS") and the Association on November 23, 2009.

ARTICLE I

JURISDICTION

       (1)           This Agreement shall be construed to be a "written agreement entered into with the agency" within the meaning of 12 U.S.C. § 1818(b)(1).

(2)       This Agreement shall be construed to be a "written agreement between such depository institution and such agency" within the meaning of 12 U.S.C. § 1818(e)(1) and
12 U.S.C. § 1818(i)(2).

(3)         This Agreement shall be construed to be a "formal written agreement" within the meaning of 12 C.F.R. § 163.5551. See 12 U.S.C. § 1831i.

(4)         This Agreement shall be construed to be a "written agreement" within the meaning of 12 U.S.C. § 1818(u)(1)(A).

(5)         This Agreement shall cause the Association to not be eligible for "expedited treatment" pursuant to 12 C.F.R. § 116.5, unless otherwise informed in writing by the Comptroller. Among other things, this means that the Association shall not declare or pay dividends or make any other capital distributions, as that term is defined in 12 C.F.R. § 163.141, without first filing an application pursuant to 12 C.F.R. § 163.143(a) and receiving the prior written approval of the OCC.
.

1 In order to facilitate the Office of the Comptroller of the Currency's (OCC) enforcement and administration of former Office of Thrift Supervision (OTS) rules and to make appropriate changes to these rules to reflect OCC supervision of federal savings associations as of the transfer date, the OCC republished, with nomenclature and other technical changes, the OTS regulations formerly found in Chapter V of Title 12 of the Code of Federal Regulations. The republished regulations are codified with the OCC's regulations in Chapter I at parts 100 through 197 ("Republished Regulations"), effective on July 21, 2011. The Republished Regulations supersede the OTS regulations in Chapter V for purposes of OCC supervision and regulation of federal savings associations. OTS Integration Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act; Interim Final Rule, 76 Fed.Reg. 48,950 (Aug. 9, 2011). References in this document are to the Republished Regulations at 12 C.F.R. Chapter I.

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(6)       All reports or plans which the Association or Board has agreed to submit to the Assistant Deputy Comptroller pursuant to this Agreement shall be forwarded to the:

Linda F. Nichols, Assistant Deputy Comptroller Washington DC Field Office
400 7th Street, SW
Mail Stop 2W-11 Washington, DC 20219
ARTICLE II
COMPLIANCE COMMITTEE

(1)         Within thirty (30) days of the date of this Agreement, the Board shall appoint a Compliance Committee of at least three (3) directors, of which no more than one (1) shall be an employee or controlling shareholder of the Association or any of its affiliates (as the term "affiliate" is defined. in 12 U.S.C. § 371c(b)(1)), or a family member of any such person. Upon appointment, the names of the members of the Compliance Committee and, in the event of a change of the membership, the name of any new member shall be submitted in writing to the Assistant Deputy Comptroller. The Compliance Committee shall be responsible for monitoring and coordinating the Association's adherence to the provisions of this Agreement.

(2)         The Compliance Committee shall meet at least monthly.

(3)         Within sixty (60) days of the date of this Agreement and within ten (10) days of the end of each fiscal quarter thereafter, the Compliance Committee shall submit a written progress report to the Board setting forth in detail:

(a)             a description of the action needed to achieve full compliance with each Article of this Agreement;
(b)             actions taken to comply with each Article of this Agreement; and
(c)             the results and status of those actions.

(4)         The Board shall forward a copy of the Compliance Committee's report, with any additional comments by the Board, to the Assistant Deputy Comptroller within ten (10) days of receiving such report.

ARTICLE III
BOARD TO ENSURE COMPETENT BOARD AND MANAGEMENT

(1)         Within sixty (60) days, the Board shall review and assess the qualifications of each senior executive officer (as the term "senior executive officer" is defined in 12 C.F.R. § 163.555(4)) and ensure that the Association has competent management in place on a full-time basis in all senior executive officer positions, including, but not limited to, its Chief Executive Officer and Chief Lending Officer, to carry out the Board's policies, ensure compliance with this Agreement, applicable laws, rules and regulations, and manage the day-to-day operations of the Association in a safe and sound manner.

(2)         If the Board determines that a senior executive officer's depth of skills needs improvement, the Board will within thirty (30) days of such determination develop and implement a written program, with specific time frames, to improve the officer's supervision and management of the Association. At a minimum the written program shall include:

    (a)             an education program designed to ensure that the officer has skills and abilities necessary to supervise effectively;
    (b)             a program to improve the effectiveness of the officer;
              (c)             objectives by which the officer's effectiveness will be measured; and
       (d)             a performance appraisal program for evaluating performance according to the position's description and responsibilities and for measuring performance against the Association's goals and objectives.

Upon completion, a copy of the written program shall be submitted to the Assistant Deputy Comptroller.

(3)         Within sixty (60) days, the Board shall review and assess the qualifications of each director and ensure that the Association has a competent Board of Directors in place.

(4)         If a position referenced in Paragraph (1) of this Article is vacant now or in the future, including if the Board realigns an existing officer's responsibilities and a position referenced in Paragraph (1) of this Article becomes vacant, the Board shall within sixty (60) days of such vacancy appoint (subject to the receipt of prior regulatory non-objection under Paragraph (5) of this Article) a capable person to the vacant position who shall be vested with sufficient executive authority to ensure the Association's compliance with this Agreement and the safe and sound operation of functions within the scope of that position's responsibility.

(5)         Prior to the appointment of any individual to a senior executive officer position or as a director, the Board shall submit to the Assistant Deputy Comptroller written notice containing the information that 12 U.S.C. § 1831i and 12 C.F.R. Part 163, Subpart H requires for proposed senior executive officers and proposed directors. The Assistant Deputy Comptroller shall have the power to disapprove the appointment of the proposed senior executive officer or the proposed director. However, the failure to exercise such veto power shall not constitute an approval or endorsement of the proposed executive officer.

ARTICLE IV
INTERNAL AUDIT

(1)           Within ninety (90) days, the Board shall adopt, implement, and thereafter ensure Association adherence to an independent, internal audit program sufficient to:

       (a)           detect irregularities and weak practices in the Association's operations;

(b)             determine the Association's level of compliance with all applicable laws, rules and regulations;
(c)             assess and report the effectiveness of policies, procedures, controls, and management oversight relating to accounting and financial reporting;
(d)             evaluate the Association's adherence to established policies and procedures, with particular emphasis directed to the Association's adherence to its loan policies concerning underwriting standards, problem loan identification and classification, transactions with affiliates, conflicts of interests, Troubled Debt Restructuring, and adherence to OCC Bulletin 2006-46, Interagency Guidance on Commercial Real Estate (CRE) Concentration Management Practices;
(e)             adequately cover all areas; and
(f)             establish an annual audit plan using a risk based approach sufficient to achieve these objectives.

(2)             As part of this audit program, the Board shall evaluate the audit reports of any party providing services to the Association, and shall assess the impact on the Association of any audit deficiencies cited in such reports.

(3)             The Board shall ensure that the Association has processes, personnel, and control systems to ensure implementation of and adherence to the program developed pursuant to this Article.

(4)             The Board shall ensure that the audit function is supported by an adequately staffed department or outside firm, with respect to both the experience level and number of the individuals employed.

(5)           The Board shall ensure that the audit program is independent. The persons responsible for implementing the internal audit program described above shall report directly to the Board, which shall have the sole power to direct their activities. All reports prepared by the audit staff shall be filed directly with the Board and not through any intervening party.

(6)           The Board, through its Audit Committee, shall ensure that immediate actions are undertaken to remedy deficiencies cited in audit reports, and maintain a written record describing the deficiency, the projected corrective action, and the status of the corrective action.

(7)           The audit staff shall evaluate in writing the effectiveness of the corrective action and recommend additional corrective actions, as necessary.

(8)           The audit staff shall have access to any records necessary for the proper conduct of its activities. The OCC's examiners shall have access to all reports and work papers of the audit staff and any other parties working on its behalf.

(9)           Upon adoption, a copy of the internal audit program shall be promptly submitted to the Assistant Deputy Comptroller.

ARTICLE V
CRITICIZED ASSETS

(1)           The Association shall take immediate and continuing action to protect its interest in those assets criticized in the ROE, in any subsequent Report of Examination, by internal or external loan review, or in any list provided to management by the OCC's examiners during any examination.

(2)           Within ninety (90) days, the Board shall adopt, implement, and thereafter ensure Association adherence to a written program designed to eliminate the basis of criticism of assets criticized in the ROE, in any subsequent Report of Examination, or by any internal or external loan review, or in any list provided to management by the OCC's examiners during any examination as "doubtful," "substandard," or "special mention." This program shall include, at a minimum:

(a)             an identification of the expected sources of repayment;
(b)             the appraised value of supporting collateral and the position of the Association's lien on such collateral where applicable;
(c)             an analysis of current and satisfactory credit information, including cash flow analysis where loans are to be repaid from operations; and
(d)             the proposed action to eliminate the basis of criticism and the time frame for its accomplishment.

(3)             Upon adoption, a copy of the program for all criticized assets equal to or exceeding one hundred and fifty thousand dollars ($150,000) shall be forwarded to the Assistant Deputy Comptroller.

(4)             The Board shall ensure that the Association has processes, personnel, and control systems to ensure implementation of and adherence to the program developed pursuant to this Article.

(5)             The Board, or a designated committee, shall conduct a review, on at least a quarterly basis, to determine:

        (a)           the status of each criticized asset or criticized portion thereof that equals or exceeds five hundred thousand dollars ($500,000);
(b)           management's adherence to the program adopted pursuant to this Article;
(c)           the status and effectiveness of the written program; and
(d)           the need to revise the program or take alternative action.

(6)         A copy of each review shall be forwarded to the Assistant Deputy Comptroller on a quarterly basis (in a format similar to Appendix A, attached hereto).

(7)         The Association may extend credit, directly or indirectly, including renewals, extensions or capitalization of accrued interest, to a borrower whose loans or other extensions of credit are criticized in the ROE, in any subsequent Report of Examination, in any internal or external loan review, or in any list provided to management by the OCC's examiners during any examination and whose aggregate loans or other extensions exceed five hundred thousand dollars ($500,000) only if each of the following conditions is met:

    (a)             the Board or designated committee finds that the extension of additional credit is necessary to promote the best interests of the Association and that prior to renewing, extending or capitalizing any additional credit, a majority of the full Board (or designated committee) approves the credit extension and records, in writing, why such extension is necessary to promote the best interests of the Association; and
    (b)             a comparison to the written program adopted pursuant to this Article shows that the Board's formal plan to collect or strengthen the criticized asset will not be compromised.

(8)         A copy of the approval of the Board or of the designated committee shall be maintained in the file of the affected borrower.

ARTICLE VI .
LOAN PORTFOLIO MANAGEMENT

(1)           Within sixty (60) days, Board shall establish credit risk management practices that ensure effective credit administration, portfolio management and monitoring, and risk mitigation.

In doing so, the Board shall adopt and the Association (subject to Board review and ongoing monitoring) shall implement and thereafter ensure adherence to a written credit policy to improve the Association's loan portfolio management. The credit policy shall include (but not be limited to):

    (a)           revision and/or development of the Association's procedures to ensure accuracy of risk ratings and proper and timely problem loan identification, including non-accrual loans;
    (b)           procedures that require ongoing monitoring of borrower ability to repay the loan through receipt and documented review of current borrower, principal and guarantor financial information;
    (c)           procedures and controls to periodically verify the existence and lien position of collateral;
    (d)           procedures that ensure the utilization of interest reserves is consistent with established controls and clearly defined parameters for projected costs.
    (e)           credit risk rating definitions consistent with applicable regulatory  guidance;
    (f)            procedures for early problem loan identification, to ensure that credits are    accurately risk rated at least monthly;
    (g)           written reports, regularly submitted to the Board, identifying the aggregate loans and leases not in conformance with the Association's lending and leasing policies, and exceptions to the Association's lending and leasing policies;

              (h)             a system to effectively monitor previously charged-off assets and their recovery potential; and
              (i)             a requirement to identify, track and report real estate loans that exceed the supervisory loan-to-value limits.

(2)             The Board shall ensure that Association personnel performing credit analyses are adequately trained in cash flow analysis, particularly analysis using information from tax returns, and that processes are in place to ensure that additional training is provided as needed.

(3)             The Board shall ensure that management adequately staffs the Credit Department with personnel who possess the appropriate expertise relative to the Association's risk profile.

(4)             Within sixty (60) days the Board shall adopt, implement and ensure Association adherence to a written portfolio stress testing policy that considers changes in interest rates and appropriate economic factors.

(5)             A written report of the stress test results shall be provided to the Board by Association management at least quarterly.

(6)             Within sixty (60) days, the Board shall adopt, implement, and thereafter ensure Association adherence to written policies and procedures governing management of matured loans. The policy shall include, among other things, procedures for active and material reduction in the Association's level of matured loans, and timely collection and possession of collateral. The policy shall be consistent with OCC Bulletin 2009-32 (Policy Statement on Prudent Commercial Loan Workouts) and other applicable regulatory guidance.

(7)             On a quarterly basis management will provide the Board with written reports including, at a minimum, the following information:

   (a)             the identification, type, rating, and amount of problem loans and leases;

(b)             the identification and amount of delinquent loans and leases;
(c)             credit and collateral documentation exceptions;
(d)             the identification and status of credit related violations of law, rule or regulation;
(e)             the identity of the loan officer who originated each loan reported in accordance with subparagraphs (a) through (d) of this Article and Paragraph;
(f)             an analysis of concentrations of credit, significant economic factors, and general conditions and their impact on the credit quality of the Association's loan and lease portfolios;
(g)             the identification and amount of loans and leases to executive officers, directors, principal shareholders (and their related interests) of the Association; and
(h)             the identification of loans and leases not in conformance with the Association's lending and leasing policies, and exceptions to the Association's lending and leasing policies.

(8)             The Board shall ensure that the Association has processes, personnel, and control systems to ensure implementation of and adherence to the program and systems developed pursuant to this Article.

ARTICLE VII
ALLOWANCE FOR LOAN AND LEASE LOSSES

        (1)           The Board shall review the adequacy of the Association's Allowance for Loan and Lease Losses ("Allowance") and shall establish a program for the maintenance of an adequate

Allowance. This review and program shall be designed in light of the comments on maintaining a proper Allowance found in the Federal Financial Institutions Examination Council (FFIEC) Policy Statement on Allowance for Loan and Lease Losses Methodologies and Documentation for Banks and Savings Institutions (July 6, 2001), and the Interagency Policy Statement on the Allowance for Loan and Lease Losses (December 2006), and shall focus particular attention on the following factors:

    (a)           results of the Association's internal loan review;
    (b)           results of the Association's external loan review;
    (c)           an estimate of inherent loss exposure on each significant credit;
    (d)           an estimate of inherent loss exposure on each credit in excess of five hundred and thousand dollars ($500,000);
    (e)           loan loss experience;
    (f)           trends of delinquent and nonaccrual loans;
    (g)           concentrations of credit in the Association;
    (h)           enhanced segmentation of 1-4 family residential junior lien loans and lines of credit, and appropriate ALLL calculations in accordance with OCC Bulletin 2012-6 (Interagency Guidance on ALLL Estimation Practices for Junior Liens);
    (i)           present and prospective economic conditions; and
    (j)           appropriate treatment of classified loans pursuant to the Interagency Policy Statement on the Allowance for Loan and Lease Losses (December 2006), ASC 450-20 (FAS 5), and ASC 310-10 (FAS 114).

(2)         The program shall provide for a review of the Allowance by the Board at least once each calendar quarter. Any deficiency in the Allowance shall be remedied in the quarter it is discovered, prior to the filing of the Thrift Financial Report or Consolidated Report of Condition and Income, by additional provisions from earnings. Written documentation shall be maintained indicating the factors considered and conclusions reached by the Board in determining the adequacy of the Allowance.

(3)         The Board shall ensure that the Association has processes, personnel, and control systems to ensure implementation of and adherence to the program developed pursuant to this Article.

ARTICLE VIII
APPRAISALS OF REAL PROPERTY

(1)           Within sixty (60) days, the Board shall ensure the implementation of policies and controls to ensure full compliance with 12 C.F.R. Part 164. The policies and controls shall include, but not be limited to:

    (a)           compliance with the December 10, 2010 Interagency Appraisal and Evaluation Guidelines ;
    (b)           a requirement that provides for appraisal reviews to be conducted by a qualified person who is independent of the loan approval process.
    (c)           a requirement that appraisal reviews appropriately document the conclusion reached to support the appraiser's valuation;
    (d)           appropriate guidance establishing appraisal standards for evaluating impaired and collateral dependent loans.

(2)           Within sixty (60) days, the Board shall engage the services of an independent, professionally certified, or licensed appraiser(s) to provide:

    (a)           a written or updated appraisal, in accordance with 12 C.F.R. Part 164, for each parcel of real property that represents primary collateral behind any extension of credit where:
    (i)           the loan was criticized (excluding loans classified as "special mention") in the ROE or by the Association's internal loan review, and the most recent independent appraisal is more than twelve (12) months old; or
    (ii)           accrued interest or loan fees have been or will be added to the outstanding principal balance, and the most recent independent appraisal is more than twelve (12) months old;
    (b)                   a written appraisal on each parcel of Other Real Estate Owned where it is needed to bring the Association into conformity with the provisions of 12 C.F.R. Part 164.

(3)           The Board shall specifically instruct the appraiser(s) to comply with the requirements of 12 C.F.R. Part 164. The details surrounding any and all other instructions given to the appraiser(s) by the Association, whether written or oral, shall be provided to the Assistant Deputy Comptroller for review prior to the appraiser(s) undertaking the actual appraisals.

(4)           The appraisals shall be completed within sixty (60) days following the engagement of the appraiser(s), and certification by the Board attesting to the completion of the appraisals shall be forwarded to the Assistant Deputy Comptroller within fifteen (15) days after completion of each appraisal.

(5)         The Board shall ensure that the Association has processes, personnel, and control systems to ensure implementation of this Article and the policies developed pursuant to it.

ARTICLE IX
BUDGET/BUSINESS PLAN

(1)         Within ninety (90) days of the date of this Order, the Board shall develop, implement, and thereafter ensure Association adherence to a written three-year business plan that shall include a projection of major balance sheet and income statement components. The business plan shall also include a written profit plan and a detailed budget that specifically takes into account the Association's increased risk profile and credit risk management deficiencies. Specifically, the business plan shall describe:

    (a)           the Board's general business philosophy, strategic goals and objectives for the three-year period, and the means by which the Association will achieve those goals and objectives together with specific time frames;
    (b)           a detailed description of all material activities and related risks that the Association intends to engage in during the term of the business plan;
    (c)           a budget that corresponds to the business plan's goals and objectives, and a system to monitor the Association's performance in comparison to the budget.

(2)         A copy of the plan shall be submitted to the Assistant Deputy Comptroller for review and prior written determination of no supervisory objection. Upon receiving a determination of no supervisory objection from the Assistant Deputy Comptroller, the Bank shall implement and adhere to the program.

(3)           The Association shall submit to the Assistant Deputy Comptroller for review and prior determination of no supervisory objection, with at least sixty (60) days advance, written notice, its intent to deviate significantly from the business plan.

    (a)           For purposes of this Article, changes that may constitute a significant deviation from the business plan include, but are not limited to, any significant deviations from the Association's business plan relating to: (i) marketing strategies, marketing partners, acquisition channels; (ii) underwriting practices and standards, account management strategies and test programs; (iii) collection strategies, partners or operations; (iv) fee structure, pricing, or fee application methods; (v) accounting processes and practices; (vi) funding strategy; or (vii) any other changes in personnel, operations or external factors that may have a material impact on the Association's operations or financial performance.
    (b)       Prior to making any changes that significantly deviate from the Association's business plan, the Board shall perform an evaluation of the adequacy of the Association's organizational structure, staffing, management information systems, internal controls and written policies and procedures to identify, measure, monitor, and control the risks associated with the product or service. The evaluation shall include an assessment of the impact of such change on the Association's condition, including a profitability analysis.

(4)                The Board shall ensure that the Association has processes, personnel, and control systems to ensure implementation of and adherence to the plan developed pursuant to this Article.

ARTICLE X
CAPITAL PLAN

    (1)         Within ninety (90) days, the Board shall forward to the Assistant Deputy Comptroller for review a revised, written capital plan for the Association, consistent with the Association's business plan as required by Article IX, covering at least a three-year period. At the next Board meeting following receipt of the Assistant Deputy Comptroller's written determination of no supervisory objection, the Board shall adopt and the Association (subject to Board review and ongoing monitoring) shall implement and thereafter ensure adherence to the capital plan. The capital plan shall include:

    (a)             specific plans for the maintenance of adequate capital in relation to the Association's risk profile;
    (b)             projections for growth and capital requirements, based upon a detailed analysis of the Association's assets, liabilities, earnings, fixed assets, and off balance sheet activities;
    (c)              projections of the sources and timing of additional capital to meet the Association's future needs, as set forth in the business plan;

(d)             identification of the primary sources from which the Association will maintain an appropriate capital structure to meet the Association's future needs, as set forth in the business plan; and
(e)             contingency plans that identify alternative methods to strengthen capital, should, the primary source(s) under paragraph (c) of this Article not be available.

(2)             Prior to adoption by the Board, a copy of the capital plan shall be submitted to the Assistant Deputy Comptroller for a prior written determination of no supervisory objection. Upon receiving a written determination of no supervisory objection from the Assistant Deputy Comptroller, the Board shall adopt and the Association shall immediately implement and adhere to the capital plan. The Board shall review and update the Association's capital plan at least annually and more frequently if necessary or if requested by the Assistant Deputy Comptroller. Revisions to the Association's capital plan shall be submitted to the Assistant Deputy Comptroller for a prior written determination of no supervisory objection.

ARTICLE XI
LIQUIDITY RISK MANAGEMENT / CONTINGENCY FUNDING PLAN

(1) Within ninety (90) days, the Board shall review and revise as necessary, and thereafter maintain a comprehensive liquidity risk management program, consistent with guidance set forth in OCC Bulletin 2010-13 and the Interagency Policy Statement on Funding and Liquidity Risk Management (May 21, 2010), which assesses, on an ongoing basis, the Association's current and projected funding needs, and ensures that sufficient funds or access to funds exist to meet those needs.

(2)           Within ninety (90) days, the Board shall review and revise the Association's Contingency Funding Plan (CFP). The Board shall refer to the OTS Examination Handbook Section 530 (Liquidity) as well as other current regulatory materials for guidance. The CFP shall be expanded, at a minimum, to address:

(a)             defining responsibilities and decision-making authority for all personnel in a crisis situation;
(b)             defining and quantifying a liquidity crisis, including early warning indicators to monitor large changes in sources and uses of funds;
(c)             developing early warning liquidity triggers applicable to the Association. Examples of warning triggers include but are not limited to: reduced ability to access wholesale funding, a run on deposits, credit deterioration, or a decline in your composite CAMELS ratings; and
(d)             documenting and analyzing the amount, availability and timeliness of obtaining funding sources available to the Association (i.e., Federal Home Loan Bank borrowings, Fed discount window, and holding company capacity) in relation to the various levels of a liquidity crisis.

(3)                    Upon adoption, a copy of the enhanced CFP shall be forwarded to the Assistant Deputy Comptroller for review.

ARTICLE XII
CLOSING

(1) Although the Board has agreed to submit certain programs and reports to the Assistant Deputy Comptroller for review or prior written determination of no supervisory objection, the Board has the ultimate responsibility for proper and sound management of the Association.

(2)           It is expressly and clearly understood that if, at any time, the Comptroller deems it appropriate in fulfilling the responsibilities placed upon him/her by the several laws of the United States of America to undertake any action affecting the Association, nothing in this Agreement shall in any way inhibit, estop, bar, or otherwise prevent the Comptroller from so doing.

(3)           Any time limitations imposed by this Agreement shall begin to run from the effective date of this Agreement. Such time requirements may be extended in writing by the Assistant Deputy Comptroller for good cause upon written application by the Board.

(4)           The provisions of this Agreement shall be effective upon execution by the parties hereto and its provisions shall continue in full force and effect unless or until such provisions are amended in writing by mutual consent of the parties to the Agreement or excepted, waived, or terminated in writing by the Comptroller.

(5)           In each instance in this Agreement in which the Board is required to ensure adherence to, and undertake to perform certain obligations of the Association, it is intended to mean that the Board shall:

    (a)           authorize and adopt such actions on behalf of the Association as may be necessary for the Association to perform its obligations and undertakings under the terms of this Agreement;
    (b)           require the timely reporting by Association management of such actions directed by the Board to be taken under the terms of this Agreement;

(c)             follow-up on any non-compliance with such actions in a timely and appropriate manner; and
(d)             require corrective action be taken in a timely manner of any noncompliance with such actions.

(6)             This Agreement is intended to be, and shall be construed to be, a supervisory "written agreement entered into with the agency" as contemplated by 12 U.S.C. § 1818(b)(1), and expressly does not form, and may not be construed to form, a contract binding on the Comptroller or the United States. Notwithstanding the absence of mutuality of obligation, or of consideration, or of a contract, the Comptroller may enforce any of the commitments or obligations herein undertaken by the Association under his supervisory powers, including 12 U.S.C. § 1818(b)(1), and not as a matter of contract law. The Association expressly acknowledges that neither the Association nor the Comptroller has any intention to enter into a contract. The Association also expressly acknowledges that no officer or employee of the Office of the Comptroller of the Currency has statutory or other authority to bind the United States, the U.S. Treasury Department, the Comptroller, or any other federal bank regulatory agency or entity, or any officer or employee of any of those entities to a contract affecting the Comptroller's exercise of his supervisory responsibilities. The terms of this Agreement, including this paragraph, are not subject to amendment or modification by any extraneous expression, prior agreements or prior arrangements between the parties, whether oral or written.

IN TESTIMONY WHEREOF, the undersigned, authorized by the Comptroller, has hereunto set her hand on behalf of the Comptroller.

Linda F. Nichols                                                                                     Date
Assistant Deputy Comptroller
Washington D.C. Field Office

IN TESTIMONY WHEREOF, the undersigned, as the duly elected and acting Board of Directors of the Association, have hereunto set their hands on behalf of the Association.

M. Kathleen Sulick	Date

Konrad M. Wayson	Date

Raymond S. Crosby	Date

Alan J. Hyatt	Date

James H. Johnson, Jr.	Date

David S. Jones	Date

Eric M. Keitz	Date

John A. Lamon, III	Date

Al Sheilds	Date

APPENDIX A
Severn Savings Bank, FSB
Annapolis, MD

CRITICIZED ASSET REPORT AS OF:
BORROWER(S):
ASSET BALANCE(S) AND OCC RATING (SM, SUBSTANDARD, DOUBTFUL OR LOSS):
$                                                                      CRITICISM
AMOUNT CHARGED OFF TO DATE
FUTURE POTENTIAL CHARGE-OFF

PRESENT STATUS (Fully explain any increase in outstanding balance; include past due status, nonperforming, significant progress or deterioration, etc.):

FINANCIAL AND/OR COLLATERAL SUPPORT (include brief summary of most current financial information, appraised value of collateral and/or estimated value and date thereof, bank's lien position and amount of available equity, if any, guarantor(s) info, etc.):

PROPOSED PLAN OF ACTION TO ELIMINATE ASSET CRITICISM(S) AND TIME FRAME FOR ITS ACCOMPLISHMENT:

IDENTIFIED SOURCE OF REPAYMENT AND DEFINED REPAYMENT PROGRAM (repayment program should coincide with source of repayment):

Use this form for reporting each criticized asset that exceeds                                                                                               dollars ($                      ) and retain the original in the credit file for review by the examiners. Submit your reports (monthly/quarterly) until notified otherwise, in writing, by the Assistant Deputy Comptroller.